Exhibit 10.26
DELL TECHNOLOGIES INC.
Deferred Cash Award Agreement

1.Purpose – EMC Corporation, a Massachusetts corporation (“EMC”), previously granted to you one or more awards of units (the “EMC Units”) representing the right to receive shares of EMC’s common stock (the “EMC Shares”) under the EMC Corporation Amended and Restated 2003 Stock Plan, as amended (the “EMC Plan”). In addition, each award was subject to the terms and conditions described in the applicable Restricted Stock Unit Agreement (such award, the “RSU”) or Performance Restricted Stock Unit Agreement (such award, the “PSU”) between you and EMC (together, the “Stock Unit Agreements”) and the EMC Plan. The applicable Stock Unit Agreement stated the number of EMC Units granted to you under the applicable RSU or PSU award.

On October 12, 2015, Universal Acquisition Co. (“Merger Sub”), Denali Holding Inc. a Delaware corporation (its successor, Dell Technologies Inc., “Parent”), Dell, Inc. and EMC entered into the Agreement and Plan of Merger, as amended by the First Amendment thereto dated May 16, 2016 (as further amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub merged with and into EMC (the “Merger”), with EMC surviving the merger as an indirect wholly-owned subsidiary of Parent.

In connection with the Merger and pursuant to the Election Form Related to the Rollover Opportunity submitted to Parent by you, you elected to exchange a specified portion (not to exceed 50%) of your EMC Units that would vest in the ordinary course on or after January 1, 2017 for unvested deferred cash awards (“Deferred Cash Awards”) and unvested options to purchase Class C common stock of Parent (“Rollover Options” and, together with the Deferred Cash Awards, the “Rollover Awards”), whereby you agreed to the following:

(i)
with respect to all of your EMC Units being exchanged (the “Exchanged EMC Units”), waive the acceleration of vesting that would otherwise occur at the Vesting Effective Time (as defined in the Merger Agreement) under the terms of the Merger Agreement, and

(ii)	in respect of each Exchanged EMC Unit, receive the following:

(A)
    one Deferred Cash Award having a cash value equal to the per share merger consideration of $29.05 (calculated as the closing price of an EMC Share on the last trading day prior to the Merger) (the “Per Share Cash Value”), subject generally to the existing time-based vesting schedule that applied to the Exchanged EMC Unit, with any performance-vesting condition deemed satisfied at the target level of performance at the closing of the Merger, and further subject to the vesting acceleration, forfeiture conditions, and other terms and conditions as set forth in this Deferred Cash Award Agreement (this “Agreement”), and

(B)
    A stock option giving you the right to purchase one share of Class C common stock of Parent (the terms of which will be subject to a rollover option agreement to be entered between you and Parent under the Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and/or restated from time to time (the “Parent Plan”), which will be provided to you separately and concurrently herewith).

The Deferred Cash Award is made pursuant to and is subject to the terms and conditions of this Agreement.

2.Grant of Deferred Cash Award — In accordance with the terms of your election (as described in Section 1 above), Parent hereby grants you a Deferred Cash Award in the amount set forth in Schedule I hereto, subject to the terms and conditions set forth herein. To accept this Deferred Cash Award, please sign and print your name on the signature page attached hereto and deliver this signed Agreement, together with the other documents described in the Confidential Information Memorandum (Rollover Opportunity), dated as of June 27, 2016 (the “CIM”), to Dell Executive Compensation according to the instructions set forth in the CIM.

3.Vesting and Payment — The Deferred Cash Award will vest as provided for in Schedule I hereto, subject to your continued Employment (as defined below) on each applicable vesting date, and the Per Share Cash Value in respect of the corresponding vested portion of the Deferred Cash Award will be paid to you within 60 days of the applicable vesting date.

Notwithstanding the foregoing, if your “Employment” is terminated for any reason (including for “Cause”), other than a termination by you without “Good Reason” (unless due to “Retirement” (each as defined below)), the Deferred Cash Award will become 100% vested as of the date of such termination of Employment and the Per Share Cash Value in respect thereof will be paid to you within 60 days of the date of such termination of Employment. If your Employment is terminated by you without Good Reason (other than due to Retirement) before any applicable vesting date, you will immediately forfeit any remaining unpaid portion of the Deferred Cash Award as of the date of such termination of Employment.

As used herein, the following capitalized terms shall have their respective meanings set forth below:

(i)
    “Cause” means: (i) your willful, reckless or grossly negligent and material violation of (A) your obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, which results in material harm to Parent or its subsidiaries, or (B) any other restrictive covenant by which you are bound that results in greater than de minimis harm to Parent or its subsidiaries’ reputation or business; (ii) your conviction of, or plea of guilty or no contest to, a felony or crime that involves moral turpitude; or (iii) conduct by you which constitutes gross neglect, willful misconduct, or a material breach of the Code of Conduct of your Employer or a fiduciary duty to Parent, any of its subsidiaries or the shareholders of Parent that results in material harm to Parent or its subsidiaries’ reputation or business and that you have failed to cure within thirty (30) days following written notice from the Board of Directors of Parent.

(ii)	“Change in Control” has the meaning ascribed to such term in the Parent Plan.

(iii)	“Employer” means Parent or the subsidiary of Parent that employs you.

(iv)	“Employment” means your regular full-time or part-time employment with Parent or any subsidiary of Parent.

(v)
    “Good Reason” means: (i) a material reduction in your base salary or total annual incentive bonus target, (ii) any material adverse change to substantive plans and benefits in the aggregate which does not apply equally to other members of Parent’s Executive Leadership Team, (iii) a material adverse change to your title or a material reduction in your authority, duties or responsibilities, or the assignment to you of any duties or responsibilities which are inconsistent in any material adverse respect with your position, or (iv) a change in your principal place of work to a location of more than twenty-five (25) miles from your principal place of work immediately prior to such change; provided, that you provide written notice to your Employer of the existence of any such condition within ninety (90) days of you having actual knowledge of the initial existence of such condition and your Employer fails to remedy the condition within thirty (30) days of receipt of such notice (the “Cure Period”). In order to resign for Good Reason, you must actually terminate Employment no later than ninety (90) days following the end of such Cure Period, if the Good Reason condition remains uncured; provided, that, if such Good Reason condition is solely the result of a material reduction in your authority, duties or responsibilities (including, for this purpose, the assignment to you of any duties or responsibilities which are inconsistent in any material adverse respect with your position) that is directly related to the occurrence of a Change in Control and such Good Reason condition remains uncured following the end of the Cure Period, you may only terminate your Employment for Good Reason during the ninety (90) day period commencing on the first date that follows the six (6) month anniversary of such Change in Control.

(vi)
“Retirement” means your voluntary termination of Employment with Parent and its subsidiaries without Good Reason at or above the age of 60 and after having completed at least five (5) years of service with Parent and its subsidiaries (which includes past service with EMC) or any other combination of your age plus years of service completed (not less than five (5)) that is at least equal to 65; provided, that you may not be eligible for Retirement prior to August 1, 2017.

4.Rights as a Holder — You acknowledge and agree that you will have no rights as a shareholder with respect to the Deferred Cash Award. The Deferred Cash Award has a fixed cash value equal to the Per Share Cash Value.

5.Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by Parent or your Employer. You may pay such amounts in cash or make other arrangements satisfactory to Parent or your Employer for the payment of such amounts. You agree Parent or your Employer, at its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you.

You agree that, subject to compliance with applicable law, Parent or your Employer may recover from you taxes that may be payable by Parent or your Employer in any jurisdiction in relation to this award. You agree that Parent or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes, including the withholding of the Per Share Cash Value, paying you a net amount of cash, recovering the taxes via payroll and direct invoicing. You further agree that Parent or your Employer may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

6.Transferability — None of your rights under this Agreement may be assigned, transferred, pledged or otherwise disposed of, other than by will or the laws of descent and distribution.

7.Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of Parent or your Employer, or by electronic transmission (including email or reference to a website or other URL) sent to you through your Employer’s normal process for communicating electronically with its employees.

8.No Right to Continued Employment — Nothing in this Agreement shall confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.

9.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — As a condition of the grant of the Deferred Cash Award evidenced by this Agreement, you hereby acknowledge that (a) the grant of the Deferred Cash Award is a one-time benefit that does not create any contractual or other right to receive future grants of awards, or benefits in lieu of award; (b) all determinations with respect to future grants of awards, if any, will be at the sole discretion of Parent; (c) the value of the Deferred Cash Award is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (d) the Deferred Cash Award is not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; and (e) the Deferred Cash Award will vest or be forfeited in accordance with the terms stated in Paragraph 3 (Vesting and Payment) above.

10.Data Privacy Consent — As a condition of the grant of the Deferred Cash Award evidenced by this Agreement, you hereby consent to the collection, use and transfer of personal data as described in this paragraph. You understand that Parent and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in Parent or its subsidiaries, and details of the Deferred Cash Award and all stock options or other equity awards, cancelled, exercised, vested or unvested (“Data”). You further understand that Parent and its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that Parent and any of its subsidiaries may each further transfer Data to any third parties assisting Parent in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of this Agreement, in electronic or other form, for the purposes of implementing, administering and managing your rights under this Agreement. You understand that you may, at any time, view such Data or require any necessary amendments to it.

11.Governing Law and Venue — This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

12.Electronic Delivery and Acceptance — You agree that Parent or your Employer may provide you with any communications associated with the Deferred Cash Award by electronic means, such as through an on-line or electronic system established and maintained by Parent or a third party designated by Parent. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with the Deferred Cash Award or notices or disclosures about a change in the terms and conditions of the Deferred Cash Award.

13.Code Section 409A — This Agreement is not intended to constitute a “nonqualified deferred compensation plan” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”). Neither you nor Parent shall have the right to accelerate or defer the vesting and/or delivery of any Deferred Cash Awards if such action would cause this Agreement to be subject to Code Section 409A. Parent makes no representations or warranty, and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

14.No Trust Fund — This Agreement shall not be construed to create a trust or separate fund of any kind or a fiduciary relationship between Parent and any of its affiliates and you or any other person. To the extent that you acquire the right to receive payments from Parent, your Employer or any of their respective affiliates under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Parent.

15.Successors and Assigns — This Agreement shall be binding upon, and inure to the benefit of, Parent and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Parent’s assets and business.

16.Entire Agreement — There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter set forth herein.

17.Severability — The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Waiver — You acknowledge that a waiver by Parent of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantees.

_________________________________________________________________________________________________________________________________

Awarded subject to the terms and conditions stated above:

DELL TECHNOLOGIES INC.

By:_____________________________________________

Acknowledged and Accepted:

Signature: ______________________________________

Print Name: _____________________________________

[Signature Page to Deferred Cash Award Agreement]

Schedule I
(Amount and Vesting)

Vesting Date	Portion of Deferred Cash Award Vesting on Vesting Date
$
$
$
$

6